Pricing Supplement Dated December 8, 1999	                   Rule 424(b)(3)
(To Prospectus Dated April 22, 1999)                     File No. 333-76483

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                       Medium-Term Notes - Floating Rate
____________________________________________________________________________
Agent:                       Lehman Brothers, Morgan Stanley, Salomon Smith
                             Barney, Merrill Lynch, and Bear Stearns
Principal Amount:            $295,000,000.00
Agent's Discount
  or Commission:             $275,443.00
Net Proceeds to Company:     $294,724,557.00
Initial Interest Rate:       Reset on the Issue Date (also an Interest
                             Reset Date).
Issue Date:                  12/10/99
Maturity Date:               12/10/01
____________________________________________________________________________
Calculation Agent:  GMAC
Interest Calculation:
      /X/  Regular Floating Rate Note
      Interest Rate Basis: / / CD Rate             / / Commercial Paper Rate
                           / / Prime Rate          / / Federal Funds Rate
                           /X/ LIBOR (see below)   / / Treasury Rate
                           / / Other
                           (see attached)
      If LIBOR, Designated LIBOR Page / / Reuters Page: / / or
        /X/ Telerate Page: 3750

Interest Reset Dates:   Each March 10, June 10, September 10, December 10.
                        The first interest reset date will be December 10,
1999.
The final reset date will be September 10, 2001.
Interest Payment Dates: Each March 10, June 10, September 10, December 10
                        commencing March 10, 2000 and ending December 10,
2001.
Index Maturity:         3 Months
Spread (+/-):           +.15%

Day Count Convention:
      /X/ Actual/360 for the period from 12/10/99 to 12/10/01
      / / Actual/Actual for the period from  / /   to  / /
      / / 30/360 for the period from  / /   to  / /
Redemption:
      /X/ The Notes cannot be redeemed prior to the Stated Maturity Date.
      / / The Notes may be redeemed prior to Stated Maturity Date.
      / / Initial Redemption Date:
          Initial Redemption Percentage: ___%
          Annual Redemption Percentage Reduction: ___% until Redemption Percentage is 100% of the Principal Amount.
Repayment:
      /X/ The Notes cannot be repaid prior to the Maturity Date.
      / / The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
      / / Optional Repayment Date(s):
          Repayment Price:    %
Currency:
      Specified Currency: U.S. (If other than U.S. dollars, see attached) Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)
Original Issue Discount:  / / Yes     /X/ No
      Total Amount of OID:            Yield to Maturity:
      Initial Accrual Period:
Form:  /X/  Book-Entry              / /  Certificated
Other: //  Principal                /X/  Agent

If as principal:
      / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
      / / The Notes are beings offered at a fixed initial public offering price of XX% of principal amount.

If as agent:
      The Notes are being offered at a fixed initial public offering price of 100% of principal amount.